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                                  EXHIBIT 99.1


On February 7, 2001, the Registrant issued the following press release:


                "PYR ENERGY ANNOUNCES COMMENCEMENT OF PRODUCTION
                    AT DEEP CALIFORNIA NATURAL GAS DISCOVERY

              SALES OF NATURAL GAS AND LIQUID HYDROCARBONS UNDERWAY AT EAST LOST
                 HILLS FIELD IN SAN JOAQUIN BASIN.


     DENVER -- PYR Energy Corporation (AMEX:PYR) today reports that the East Lost Hills #1 well began flowing gas and liquid hydrocarbons on Tuesday, February 6, 2001. The well commenced production at temporarily restricted rates of approximately 7 million cubic feet per day (mmcfpd) and approximately 350 barrels of liquid hydrocarbons per day. Production is expected to increase to the originally planned 13 mmcfpd within the next few days of operation. Current flowing wellhead pressure is 13,600 psi.

     PYR owns a 12.1193 percent working interest and a 9.388 percent net revenue interest in this well, operated by Berkley Petroleum Corp. (TSE:BKP). Production from the ELH #1 well is being sold at prices indexed to the California spot market. Recent California spot market prices have been in the range of $12.60 per mcf and $27.00 per barrel for the liquid hydrocarbons. PYR and other participants at East Lost Hills are at various stages of drilling or completing three additional wells in the field.

     At the Berkley operated ELH #2 well, located approximately 1.5 miles northwest of the Berkley ELH #1, completion operations are in process in order to production test this well as a potential gas producer. This well has targeted the Upper Temblor zone which is a shallower potential producing zone than that of the ELH #1 well. Production testing should commence before the end of February.

     The Berkley operated ELH #3 well is currently drilling at a depth of approximately 19,760 feet. This exploratory well is designed to test a geologically separate feature from the structure encountered by the Company's drilling activities thus far at East Lost Hills.

     The Berkley operated ELH #4 well, located approximately 4.5 miles southeast of the Berkley ELH #1 well, is currently drilling below 13,200 feet, on its way to a targeted total depth of 20,000 feet.

     The participant group plans to commence drilling between three and six additional wells during calendar year 2001.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING PYR ENERGY CORPORATION'S FUTURE PLANS AND EXPECTED PERFORMANCE BASED ON ASSUMPTIONS THE COMPANY BELIEVES TO BE REASONABLE. A NUMBER OF RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE STATEMENTS, INCLUDING, WITHOUT LIMITATION, THE SUCCESS RATE OF EXPLORATION EFFORTS AND THE TIMELINESS OF DEVELOPMENT ACTIVITIES, FLUCTUATIONS IN OIL AND GAS PRICES, AND OTHER RISK FACTORS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S REPORTS FILED WITH THE SEC. IN ADDITION, THE COMPANY OPERATES IN AN INDUSTRY SECTOR WHERE SECURITIES VALUES ARE HIGHLY VOLATILE AND MAY BE INFLUENCED BY ECONOMIC AND OTHER FACTORS BEYOND THE COMPANY'S CONTROL."